EXHIBIT 14.2

The Board of Directors
RADCOM Limited
12 Hanochoshet Street
Tel-Aviv 69710
ISRAEL

Dear Sirs

Radcom (UK) Limited

Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13252, No. 333-13254, No. 333-14236 and No. 333-111931) on Form S-8 and in the Registration Statement on Form F-3 (File No. 333-115475) of RADCOM Ltd. of our report dated January 21st, 2003, relating to the consolidated balance sheets of RADCOM (UK) Limited as of December 31st, 2002 and the related consolidated statement of operations, changes in shareholders’ equity and cash flows for the year then ended, which report appears in the Annual Report on Form 20-F of RADCOM Ltd. for the fiscal year ended 31st December 2004.

/s/ Blick Rothenberg
Firm name
Blick Rothenberg

March 30, 2005